Exhibit 4.2



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                               TCA CABLE TV, INC.,


                            COX CLASSIC CABLE, INC.,

                                       and

                           CHASE BANK OF TEXAS, N.A.,

                                   as Trustee



                          FIRST SUPPLEMENTAL INDENTURE

                           Dated as of August 12, 1999




          Supplement to Indenture dated as of January 30, 1998, between
              TCA Cable TV, Inc. and Chase Bank of Texas, N.A., as
                         Trustee, relating to Securities



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



                          FIRST SUPPLEMENTAL INDENTURE


         FIRST SUPPLEMENTAL INDENTURE, dated as of August 12, 1999, among TCA Cable TV, Inc., a corporation duly organized and existing under the laws of the State of Texas (the "Company"), Cox Classic Cable, Inc., a corporation duly organized and existing under the laws of the State of Delaware ("Cox"), and Chase Bank of Texas, N.A., a national banking association duly organized and existing under the laws of the United States (the "Trustee"), as Trustee under the Indenture hereinafter mentioned.

                                   WITNESSETH

         WHEREAS, the Company heretofore executed and delivered to the Trustee an Indenture dated as of January 30, 1998 (the "Indenture"), providing for the issuance of the Company's Securities (the "Securities");

         WHEREAS, on or about February 5, 1998, the Company issued and sold $200,000,000 aggregate principal amount of 6.53% Debentures due 2028 under the Indenture, all of which is currently outstanding;

         WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of May 11, 1999, by and among Cox Communications, Inc., a Delaware corporation and parent of Cox, Cox and the Company, the Company will be merged with and into Cox and will cease to exist;

         WHEREAS, Section 901 of the Indenture, "Supplemental Indentures Without Consent of Securityholders", provides that provisions of the Indenture may be amended or supplemented without the consent of the Holders with respect to certain matters therein identified;

         WHEREAS, Cox desires in and by this First Supplemental Indenture to be bound by all the terms and conditions of the Indenture and assume all of the Company=s obligations under the Indenture;

         WHEREAS, all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture and to make this First
Supplemental Indenture valid and binding have been complied with or have been done or performed;

         NOW THEREFORE, in consideration of the above premises, and in order to comply with the terms of the Indenture, the Company and Cox covenant with the Trustee as follows:

                                   ARTICLE ONE
                                   DEFINITIONS

         Section 1.01. For all purposes of the Indenture and this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

         (a) the words "herein", "hereof" and "hereunder" and other words of similar import refer to the Indenture and this First Supplemental Indenture as a whole and not to any particular Article, Section or subdivision; and

         (b) capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

                                   ARTICLE TWO
                            AMENDMENT AND SUPPLEMENT

         Section 2.01. Cox hereby agrees to be bound by all of the terms, conditions and covenants of the Indenture and assumes all of the Company=s obligations under the Indenture.

                                  ARTICLE THREE
                                  MISCELLANEOUS

         Section 3.01. All of the terms and conditions of the Indenture shall remain in full force and effect, except as modified hereby, and the Holders are bound by the Indenture, as amended, pursuant to Section 904 thereof.

         Section 3.02. The Trustee accepts the modification of the Indenture effected by this First Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Trustee makes no representation and shall have no responsibility as to the validity of this First Supplemental Indenture.

         Section 3.03. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this First Supplemental Indenture or the Indenture shall not in any way be affected or impaired thereby.

         Section 3.04. This First Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

         Section 3.05. This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the Company, Cox and the Trustee have caused their names to be signed hereto by their respective officers thereunder duly authorized and their respective corporate seals, duly attested, to be hereunto duly affixed, all as of the day and the year first above written.

                                                TCA CABLE TV, INC.

[SEAL]
                                                By: /s/ Fred R. Nichols
                                                Name: Fred R. Nichols
Attest:                                         Title: Chairman, Chief Executive
                                                Officer and President

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                                                COX CLASSIC CABLE, INC.

[SEAL]
                                                By: /s/ John M. Dyer
                                                Name: John M. Dyer
Attest:                                         Title: Vice President

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                                                CHASE BANK OF TEXAS, N.A.

[SEAL]
                                                By: /s/ John G. Jones
                                                Name: John G. Jones
Attest:                                         Title: Vice President

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